Frederick M. Lehrer, P. A.

Attorney and Counselor at Law

2108 Emil Jahna Road

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Board of Directors

UPAY, Inc.

3010 LBJ Freeway, 12th Floor

Dallas, Texas

Attn: Jaco Folscher and Wouter Fouche

November 7, 2019

Dear Messrs. Folscher and Fouche

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of UPAY, Inc. a Nevada corporation (the “Company”), of up to 1,376,810 common stock shares (the “Shares”), all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission. The Shares cover the resale by 23 selling security holders of a maximum of 1,376,810 common stock shares.

I have examined the Company’s Articles of Incorporation, Bylaws, and Board of Directors’ resolutions, the applicable laws of the State of Nevada and a copy of the Registration Statement. In my opinion:

•	The Shares being registered for resale and held by the selling shareholders currently are legally issued, fully paid and non-assessable; and

•	The Shares when sold will be validly issued and represent fully paid and non-assessable shares of the Company’s common stock.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of Frederick M. Lehrer, Esquire under the caption “Legal Matters” in the registration statement.

Very truly yours,

Frederick M. Lehrer, P.A.

By: /s/ Frederick M. Lehrer